EXHIBIT 16.5

Kerkering, Barberio & Co. P.A.
Certified Public Accountants Established 1972


January 7, 2002

United States Securities Exchange Commission
Washington, DC 20549


Re: Surgical Safety Products, Inc. Form 8-K, Item 4(a) and Form 8-KA


Dear Sir or Madam.

This letter is written in reference to the statements made in Surgical Safety Products, Inc. Form 8- K item 4(a) and Form 8-KA. Kerkering, Barberio & Co., PA. has been provided a copy of the disclosures made by Surgical Safety Products, Inc. regarding Item 4(a) Changes in Registrant's Certifying Accountant. We are in agreement with the statements made by Surgical Safety Products, Inc.

Kerkering, Barberio & Co., P.A. has provided audited financial statements for the years ended December 31, 2000 and 1999. In addition, we have reviewed the company's 10-Q filings through the quarter ended June 30, 2001, which was filed August 15, 2001. The audited financial statements for the years ended December 31, 2000 and 1999 contained going concern qualifications but such financial statements did not contain any adjustments for the uncertainties stated therein or other modifications and were not subject to an adverse, qualified or disclaimer of opinion.

We acknowledge the decision to change accountants related to outstanding fees and is not the result of any disagreements related to accounting principles or practices, financial statement disclosures or auditing scope or procedures during the past two fiscal years or interim period ended November 15, 2001, although we provided no services for the period August 15, 2001 through November 15, 2001.


Sincerely,

/s/Kerkering, Barberio & Co., P.A.

Kerkering, Barberio & Co., P.A.
RJL/am


 8430 Enterprise Circle, Suite 120, Bradenton, Florida 34202 (at LakewoodRanch)
                  P0. Box 49348, Sarasota, Florida 34230-6348

                      Tel (941) 365-4617 Fax (941) 954-3207
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                                   SEC Section